For the fiscal year ended December 31, 2003
File number 811-4661
Dryden Global Total Return Fund, Inc.
(formerly Prudential Global Total Return Fund, Inc.)



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Dryden Global
Total Return Fund, Inc. was held on
July 2, 2003 and July 24, 2003, respectively. At such meetings, the shareholders of the
Fund approved the following proposals.



01.	Votes on Directors	           Votes For		Withheld

         David E.A. Carson		18,805,710		1,096,659
         Robert E. La Blanc		18,799,600		1,102,769
         Douglas H. McCorkindale	18,822,781		1,079,588
         Stephen P. Munn*		18,829,047		1,073,322
         Richard A. Redeker		18,819,631		1,082,738
         Robin B. Smith			18,801,504		1,100,865
         Stephen Stoneburn 		18,814,693		1,087,676
         Clay T. Whitehead		18,815,361		1,087,008
         Robert F. Gunia		18,814,620		1,087,749
         Judy A. Rice			18,815,959		1,086,410


02.	To approve a proposal to permit the manager to enter
into, or make material changes to
subadvisory agreements without shareholder approval.

         Votes For 		Votes Against 		Abstentions

	14,420,706		2,729,875		854,500


03.	To permit an amendment to the management contract
 between PI and the Fund.

         Votes For 		Votes Against 		Abstentions

	16,737,533		2,246,624		918,212



4B.	To approve changes to fundamental investment
restrictions and policies, relating
to: issuing senior securities, borrowing money or pledging assets.

         Votes For 		Votes Against 		Abstentions

	14,829,436		2,265,221		910,425


4C.	To approve changes to fundamental investment
restrictions and policies, relating
to: buying and selling real estate.

         Votes For 		Votes Against 		Abstentions

	15,028,661		2,114,129		862,292


4D.	To approve changes to fundamental investment
restrictions and policies, relating
to: buying and selling commodities and commodity contracts.

         Votes For 		Votes Against 		Abstentions

	14,789,576		2,254,258		961,248


4E.	To approve changes to fundamental investment
restrictions and policies, relating
to: fund concentration.

         Votes For 		Votes Against 		Abstentions

	15,017,177		2,018,667		969,237


4F.	To approve changes to fundamental investment
restrictions and policies, relating
to: making loans.

         Votes For 		Votes Against 		Abstentions

	14,721,102		2,400,672		883,307







4G.	To approve changes to fundamental investment
restrictions and policies, relating
to: other investment restrictions, including investing in securities of other investment companies.

         Votes For 		Votes Against 		Abstentions

	14,987,332		2,087,424		930,326


5.	To approve amendments to the Fund?s Articles of Incorporation.

         Votes For 		Votes Against 		Abstentions

	15,425,565		1,846,510		989,650



_________________________________________
* Mr. Munn resigned effective November 30, 2003.





t:  \Cluster 1\N-SAR\EQF\2-04\77C.doc.